[LOGO] WealthCraft

June 20, 2008

Via Email and Courier

EAB Systems (Australia) Limited
Room 2401-2, 9
AlA Tower
1 83 Electric Road
North Point, Hong Kong

Attn: Mr. Douglas Wong

Dear Douglas,

I am writing in reference to the Heads of Agreement dated February 15, 2008 by and among EAB Systems (Australia) Limited (EAB), WealthCraft Systems Inc. (WealthCraft) and me, and the related telephone conferences and email communications that we have exchanged over the past few months.

At the outset, I want to make clear that we believe that the Agreement was only binding in that it set forth the starting point for a more definitive understanding of all of the various terms that were required in order for us to proceed, each of which is dependent on aH other matters being agreed up. Looking back at your emails of April 14, 2008, we believe that it is also your understanding that we do not have a completed transaction. Further, you have indicated to me a couple of times, including in your email of April 17, 2008, that investment bankers seeking to aid in the financing of WealthCraft have raised many questions about how the transaction was to be structured.

It is our view that in, in addition to the Master License Agreement, the Heads of Agreement required that, in order for our transaction to be completed, WealthCraft would need a capital raise of between $5 million and $20 million. This fundraising was the minimum that we mutually agreed would be required to make the rights granted by the Master License Agreement viable. To date, we do not have commitments for any financing. Further, we believe that the spirit of the Agreement was that the efforts of RAW and you would be essential in securing the financing. However, to our great disappointment your recent demand for compensation, which was not contemplated in the Agreement, means that we cannot rely on the assistance of either you or RAW. Finally, even if we could find potential sources of financing, any such financing must be at a price mutually acceptable to both EAB and WealthCraft. and to date we have not reached any mutually acceptable price in this regard.

Additionally, the Heads of Agreement provides that the Master License and the fundraising are conditioned on WealthCraft executing employment agreements with me and other members of senior management. I have always viewed this as an essential element for me and WealthCraft to proceed with the transaction. Certainly you will acknowledge that we have not gotten to the point of having mutually acceptable employment terms for me or my senior management. Given the acrimonious exchanges that we have had over the past few months, I do not believe that we can reach an arrangement acceptable to me under any circumstances.

[LOGO] WealthCraft

Accordingly, on behalf of WealthCraft and myself individually, this letter is notice that the conditions for us to finalize the transactions contemplated by the Heads of Agreement cannot be satisfied under any circumstances. Accordingly, although we certainly appreciate EAB's interest in WealthCraft, I am notifying you that WealthCraft and I are terminating the Heads of Agreement and, as such, the Master License Agreement is terminated.

The foregoing is made without prejudice to any rights and remedies available to Wealthcraft or me, all of which are expressly reserved. I would appreciate your acknowledgement that the Heads of Agreement and Master License Agreement are terminated.

Best Regards,
Kelly J. Tallas

WealthCraft Systems Inc.


By: /s/ Kelly J. Tallas
    ---------------------------
        Kelly J. Tallas
        Chief Executive Officer


Acknowledged and Agreed to:

EAB Systems (Australia) Limited


By:
    ---------------------------
Name:
Title: